Baxter International Inc. and Subsidiaries

         Exhibit 12 - Computation of Ratio of Earnings to Fixed Charges
                    (unaudited - in millions, except ratios)

-------------------------------------------------------------------------------------------------------------------
Years ended December 31,                                      1999         1998        1997        1996        1995
                                                                           (B)         (B)                     (B)
-------------------------------------------------------------------------------------------------------------------
Income from continuing operations
         before income taxes                                 $1,052        $493        $570        $693        $455
-------------------------------------------------------------------------------------------------------------------
Fixed charges
         Interest costs                                         123         152         166          98          82
         Estimated interest in rentals (A)                       30          26          26          24          26
-------------------------------------------------------------------------------------------------------------------
Fixed charges as defined                                        153         178         192         122         108
-------------------------------------------------------------------------------------------------------------------
Adjustments to income
         Interest costs capitalized                             (10)         (4)         (6)         (2)         (2)
         Losses of less than majority owned
           affiliates, net of dividends                          (2)         --          --           8          10
-------------------------------------------------------------------------------------------------------------------

         Income as adjusted                                  $1,193        $667        $756        $821        $571
===================================================================================================================

Ratio of earnings to fixed charges                             7.80        3.75        3.94        6.73        5.29
===================================================================================================================

Three months ended March 31,                                                                                   2000
-------------------------------------------------------------------------------------------------------------------
Income from continuing operations before
         income taxes                                                                                          $257
-------------------------------------------------------------------------------------------------------------------
Fixed charges
         Interest costs                                                                                          24
         Estimated interest in rentals (A)                                                                        7
-------------------------------------------------------------------------------------------------------------------
Fixed charges as defined                                                                                         31
-------------------------------------------------------------------------------------------------------------------
Adjustments to income
         Interest costs capitalized                                                                              (2)
         Losses of less than majority-owned
           affiliates, net of dividends                                                                          (1)
-------------------------------------------------------------------------------------------------------------------

         Income as adjusted                                                                                    $285
===================================================================================================================

Ratio of earnings to fixed charges                                                                             9.19
===================================================================================================================

(A)  Represents the estimated interest portion of rents.

(B) Excluding the following significant unusual charges, the ratio of earnings to fixed charges was 6.08, 5.08, and 7.13 in 1998, 1997 and 1995, respectively.

     1998: $116 million in-process research and development charge, $178 million net litigation charge, $122 million exit and reorganization costs charge.
     1997:  $220 million in-process research and development charge.
     1995: $96 million net litigation charge and $103 million exit and other reorganization costs charge.